EXHIBIT 23.7


                       INDEPENDENT AUDITOR'S CONSENT


I consent to the incorporation by reference in this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement No. 333-34517 of Cendant Corporation on form S-4 of my report dated September 25, 1995 related to the consolidated balance sheet of Century 21 Real Estate, Inc. and subsidiaries as of July 31, 1995, 1994 and 1993 and the related statements of income and retained earnings and cash flows for the years then ended included in the HFS Incorporated Current Report on Form 8-K, as amended, dated February 16, 1996 and incorporated by reference in the Joint Proxy Statement of CUC International, Inc. and HFS Incorporated on Schedule 14A filed on August 28, 1997.



/s/ Tony H. Davidson, CPA

Lake Oswego, Oregon

December 16, 1997